                                                                    EXHIBIT 99.1




                                                        FOR IMMEDIATE RELEASE
                                                        ---------------------
                                                        Friday, February 6, 2004
                                                        7:30 A.M. CST


                          BELO REPORTS RESULTS FOR 2003
                          FULL YEAR AND FOURTH QUARTER

         DALLAS - Belo Corp. (NYSE: BLC) today reported net earnings per share for the fourth quarter and full-year 2003 of $0.36 and $1.11, respectively, consistent with analysts' mean estimates. Reported earnings include a $1.8 million gain, or $0.01 per share, on the sale of Belo's radio station in San Antonio, KENS-AM, as previously communicated.

         For the fourth quarter and full-year 2002, Belo reported net earnings per share of $0.40 and $1.15, respectively. Reported earnings for the fourth quarter of 2002 included a gain of $2.0 million, or $0.01 per share, related to the curtailment of the Company's post-retirement medical benefits program. In addition, full-year 2002 earnings per share included a gain of $0.02 per share related to Belo's sale of its interest in the Dallas Mavericks and American Airlines Center and a credit of $0.02 per share related to the resolution of certain contingencies associated with the Company's sales of its television station in Tulsa, Oklahoma, and its three smaller newspapers at the end of 2000.

         In the fourth quarter of 2003, if Belo had expensed stock options, pro forma net earnings per share would have been $0.34 compared to the $0.36 reported today. Pro forma net earnings per share in the fourth quarter of 2002 would have been $0.38 compared to the reported net earnings per share of $0.40. The pro forma effect of expensing stock options would have been $0.09 per share for full-year 2003 and $0.10 per share for full-year 2002.

2003 IN REVIEW

         Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "Overall, we were pleased with Belo's financial performance in 2003. Revenue momentum built during the year in the Newspaper Group, with each quarter's revenue performance exceeding the



                                    - more -

BELO ANNOUNCES 2003 FOURTH QUARTER RESULTS
FEBRUARY 6, 2004
PAGE TWO

previous quarter. The Television Group's spot revenues, excluding political, accelerated in the second half of the year as compared to the first half.

         "Belo's operating companies continued their strong competitive performance in 2003. The Television Group built on its ratings successes, with several stations advancing their market-leading positions and others establishing themselves as clear leaders in their markets. Daily and Sunday circulation increased at all three of Belo's major newspapers for the March 31 and September 30 reporting periods in 2003. And, Belo newspapers launched a number of exciting products in 2003 to create new revenue streams by reaching underserved segments in their markets. Belo Interactive more than doubled the number of registered users on its Web sites in 2003 and, with impressive revenue growth from recently introduced products, cut the Company's EBITDA deficit in half as compared to 2002. As a result of these successes across the Company, Belo enters 2004 with significant operating momentum."

         Television Group revenues decreased 7.8 percent in the fourth quarter with an 8.5 percent decrease in spot, due to the absence of significant political dollars at Belo's television stations as compared to the fourth quarter of the prior year. Political revenues were $4.8 million in the fourth quarter of 2003 compared with $27.9 million in the fourth quarter of 2002. Excluding political revenues, spot revenues increased 5.3 percent in the fourth quarter. For full-year 2003, Television Group revenues decreased 1.7 percent with a 2.0 percent decrease in spot revenue. Full-year political revenues were $10.3 million compared to $48.7 million in 2002. Excluding political revenues, Television Group spot revenues increased 4.5 percent for full-year 2003. Total operating costs and expenses before depreciation and amortization for the Television Group decreased 2.7 percent in the fourth quarter of 2003. EBITDA for the Television Group decreased 13.6 percent in the fourth quarter. Total operating costs and expenses, including depreciation and amortization, were 3.4 percent less than the fourth quarter of last year and earnings from operations decreased 14.4 percent. For full-year 2003, the Television Group's total operating costs and expenses decreased 0.4 percent with a 3.9 percent decrease in earnings from operations and a 5.0 percent decrease in EBITDA.

BELO ANNOUNCES 2003 FOURTH QUARTER RESULTS
FEBRUARY 6, 2004
PAGE THREE

         Newspaper Group total revenues increased 3.4 percent in the fourth quarter of 2003 compared with the fourth quarter of 2002, with a 3.1 percent increase in advertising revenues. Revenues in the month of December were particularly strong with total Newspaper Group revenues increasing 5.1 percent and advertising revenues increasing 5.9 percent on a comparable basis. For the full year, Newspaper Group total revenues increased 1.7 percent with a 1.5 percent increase in advertising revenues. Despite a 9.7 percent increase in newsprint expense, a 21.1 percent increase in benefits expense and costs associated with the November launch of Quick, a new fast-read daily newspaper in the Dallas market, total operating costs and expenses for the Newspaper Group increased only 1.6 percent compared to the fourth quarter of 2002. Operating costs and expenses before depreciation and amortization were 2.0 percent higher. EBITDA for the Newspaper Group increased 7.1 percent in the fourth quarter and earnings from operations increased 10.1 percent. For full-year 2003, the Newspaper Group's total operating costs and expenses increased 2.3 percent with a decrease of less than one percent in earnings from operations and a 1.1 percent decrease in full-year EBITDA.

         Belo Interactive's Web sites generated $7.1 million in revenue during the fourth quarter of 2003, compared to $5.6 million in the fourth quarter of 2002, an increase of 26.5 percent. Belo Interactive's EBITDA deficit improved to $670,000 in the fourth quarter of 2003 from $2.3 million in the fourth quarter of 2002. Including depreciation and amortization, Belo Interactive's loss from operations was $1.7 million in the fourth quarter compared with $3.2 million in the fourth quarter of 2002. Belo Interactive's full-year revenues grew 26.3 percent, from $19.5 million to $24.6 million. Belo Interactive's 2003 full-year EBITDA deficit was $5.5 million compared with $10.7 million in 2002. Including depreciation and amortization, Belo Interactive's loss from operations was $9.1 million for full-year 2003 compared with $14.2 million for full-year 2002.

         Revenues in Belo's Other segment, consisting primarily of NorthWest Cable News and Texas Cable News, increased 4.8 percent in the fourth quarter of 2003 to $4.7 million. The Company's EBITDA deficit from these businesses was $287,000 in the fourth quarter of 2003

BELO ANNOUNCES 2003 FOURTH QUARTER RESULTS
FEBRUARY 6, 2004
PAGE FOUR

compared with an EBITDA deficit of $360,000 in the fourth quarter of 2002. Including depreciation and amortization, the Company's loss from operations was $982,000 in the fourth quarter of 2003 compared with $955,000 in the fourth quarter of last year. For the full year, the Company's loss from operations related to these businesses decreased to $3.1 million from $3.6 million.

         Corporate's total operating costs and expenses before depreciation and amortization in the fourth quarter of 2003 were 10.3 percent higher than the prior year. Total operating costs and expenses, including depreciation and amortization, were 10.2 percent higher. Expenses in the fourth quarter of 2002 were reduced by a gain of $2.0 million related to the curtailment of the Company's post-retirement medical benefits program. In addition, the fourth quarter of 2003 included approximately $1.5 million in expense associated with actions by Belo's Board of Directors, as communicated in December, including a modification to Belo's executive retirement plan and modest bonus payments to certain key operating executives. This was partially offset by lower financial performance-based bonuses in the fourth quarter of 2003 as compared to the prior year. For full-year 2003, corporate's total operating costs and expenses were
3.1 percent less than the prior year with significantly lower bonuses.

         Belo's total depreciation and amortization expense decreased 4.1 percent in the fourth quarter compared with 2002's fourth quarter. For the full year, depreciation and amortization expense was 4.8 percent lower than the prior year.

         Other income (expense), net in the fourth quarter of 2003 includes a planned $2.1 million loss in equity ownership from investments in cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio. As expected, the fourth quarter loss in these cable news joint ventures was approximately $800,000 greater than the fourth quarter of 2002. The full-year loss in Belo's cable news joint ventures with Time Warner was $9.8 million compared with a loss of $2.9 million in 2002.

BELO ANNOUNCES 2003 FOURTH QUARTER RESULTS
FEBRUARY 6, 2004
PAGE FIVE

NON-GAAP FINANCIAL MEASURES

         All references in this release to consolidated EBITDA and to its components, EBITDA on a segment basis and total operating costs and expenses before depreciation and amortization, are references to non-GAAP financial measures. A reconciliation of EBITDA to net earnings is set forth in Industry Segment Information, which is included as an exhibit to this release.

FIRST QUARTER 2004 OUTLOOK

         Regarding Belo's outlook for the first quarter of 2004, Decherd said, "Belo's Television Group spot revenues increased about three percent in January 2004 versus January of the prior year. In January 2003, the Company's four ABC affiliates benefited from approximately $2 million of revenue related to the Super Bowl. Belo's five CBS affiliates, including KHOU-TV in the Super Bowl host city of Houston, generated about $3.5 million of Super Bowl-related revenue in 2004, most of which falls in February. The Television Group's spot revenues are pacing up in the mid-teens in February. For the first quarter overall, we currently expect Television Group spot revenues to be up in the mid-to-high single digits, including $2 to $3 million of political revenues.

         "In the Newspaper Group, we currently expect revenue in the first quarter of 2004 to be up in the mid-single digits versus the first quarter of 2003, with increases in every major advertising category except classified employment and, perhaps, classified auto, both of which we expect to improve versus their fourth quarter 2003 performance. Advertising revenues in January 2003 increased about 5.5 percent with a double-digit percent increase in retail, a seven percent increase in general and a two percent increase in classified. With 2004 being a leap year, February has one more day than last year, and also has five Sundays versus four Sundays in February 2003. We expect Newspaper Group revenues to be up in the low-to-mid teens in February. Adjusting for the extra day and the effect of an extra Sunday in February 2004, the underlying expected revenue growth in February is in the mid-single digits.

         "Like all newspaper companies, we expect higher newsprint costs in 2004. Assuming the most recently announced newsprint price increase does not stick in the first quarter, newsprint

BELO ANNOUNCES 2003 FOURTH QUARTER RESULTS
FEBRUARY 6, 2004
PAGE SIX

prices in the first quarter of 2004 will be about 12 percent higher than the first quarter of 2003. With expected increases in newsprint volume related to the developing advertising recovery and new products, newsprint expense is expected to be about 14 to 16 percent higher in the first quarter of 2004. Like nearly all U.S. companies, we expect higher medical insurance and pension costs in 2004. In addition, expenses associated with Belo's expected improved revenue and operating performance, such as bonuses, commissions and distribution costs, are expected to be higher in the first quarter of 2004 versus the first quarter of the prior year. Expenses in the first quarter of 2004 will be impacted by startup costs of $4 to $5 million associated with new products at our newspapers, principally al dia and Quick in Dallas and "the d" at The Press-Enterprise in Riverside, which were launched in the second half of 2003. Excluding expenses associated with these new products, we expect total operating costs and expenses to increase in the mid-single digits in the first quarter of 2004. New product expenses add just under two percentage points to first quarter expense variance, and will moderate through the year. The Company's total expense variance will decrease accordingly."

         Belo Interactive's loss from operations should improve to around $2.5 million in the first quarter compared with $3.1 million in the first quarter of 2003. Total depreciation and amortization expense is expected to be up slightly versus the first quarter of last year. Other income (expense), net should be similar to the first quarter of 2003. Interest expense should be three to five percent less than the first quarter of last year as a result of lower debt levels. The Company's effective tax rate for the first quarter should be about
38.5 percent.

         Belo will update the investment community regarding its expectations for revenues, operating costs and expenses and net earnings per share for the first quarter of 2004 at the Bear Stearns Media Conference on Tuesday, March 9, and will continue to provide information on operating trends in its monthly statistical reports.

ABOUT BELO

         Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,800 employees and $1.4 billion in annual revenues, Belo

BELO ANNOUNCES 2003 FOURTH QUARTER RESULTS
FEBRUARY 6, 2004
PAGE SEVEN

operates news and information franchises in some of America's most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates 10 cable news channels; and manages one television station through a local marketing agreement. Belo's daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive's new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases, is available online at www.belo.com. For more information, contact Dennis Williamson, Belo's senior corporate vice president/Chief Financial Officer, or Carey Hendrickson, Belo's vice president of investor relations, at 214-977-6606.

         Statements in this communication concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures or other financial items and other statements that are not historical facts, are "forward-looking statements" as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Annual Report on Form 10-K.

CONSOLIDATED STATEMENTS OF EARNINGS
BELO

                                                                  Three months ended             Twelve months ended
                                                                     December 31,                    December 31,
                                                             ----------------------------    ----------------------------
In thousands, except per share amounts (unaudited)               2003            2002            2003             2002
                                                             ------------    ------------    ------------    ------------
NET OPERATING REVENUES                                       $    387,848    $    394,121    $  1,436,011    $  1,427,907

OPERATING COSTS AND EXPENSES
        Salaries, wages and employee benefits                     133,338         130,053         516,578         505,463
        Other production, distribution and operating costs        101,829         105,987         379,944         380,945
        Newsprint, ink and other supplies                          34,787          32,552         129,010         122,972
        Depreciation                                               23,266          24,392          91,784          97,032
        Amortization                                                2,119           2,087           8,444           8,300
                                                             ------------    ------------    ------------    ------------
              Total operating costs and expenses                  295,339         295,071       1,125,760       1,114,712

              Earnings from operations                             92,509          99,050         310,251         313,195

OTHER INCOME AND EXPENSE
        Interest expense                                          (23,002)        (24,429)        (93,610)       (104,786)
        Other income (expense), net (1)                              (177)           (292)         (7,181)          5,045
                                                             ------------    ------------    ------------    ------------
              Total other income and expense                      (23,179)        (24,721)       (100,791)        (99,741)

EARNINGS
        Earnings before income taxes                               69,330          74,329         209,460         213,454
        Income taxes                                               26,899          28,475          80,935          82,328
                                                             ------------    ------------    ------------    ------------
              Net earnings                                   $     42,431    $     45,854    $    128,525    $    131,126
                                                             ============    ============    ============    ============

NET EARNINGS PER SHARE
        Basic                                                $        .37    $        .41    $       1.13    $       1.17
        Diluted                                              $        .36    $        .40    $       1.11    $       1.15

AVERAGE SHARES OUTSTANDING
        Basic                                                     114,554         112,579         113,561         111,870
        Diluted                                                   117,462         114,350         115,487         113,640

CASH DIVIDENDS DECLARED PER SHARE (2)                        $         --    $         --    $        .34    $        .30
                                                             ============    ============    ============    ============

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense). In the fourth quarter of 2003, other income (expense), net includes a gain of $1,796 on the sale of KENS-AM, Belo's radio station in San Antonio, Texas. For the twelve months ended December 31, 2002, other income (expense), net includes a credit of $4,787 related to the favorable resolution of certain contingencies from properties sold in December 2000 and a gain of $2,375 on the sale of the Company's interest in the Dallas Mavericks and American Airlines Center.

Note 2: Consistent with prior years, the Company declared both third and fourth quarter dividends during the third quarter.

CONSOLIDATED CONDENSED BALANCE SHEETS
BELO


                                              December 31,   December 31,
In thousands                                      2003           2002
                                              ------------   ------------
ASSETS
  Current assets
        Cash and temporary cash investments   $     31,926   $     34,699
        Accounts receivable, net                   242,239        235,235
        Other current assets                        58,453         49,875
                                              ------------   ------------
  Total current assets                             332,618        319,809

  Property, plant and equipment, net               550,586        565,114
  Intangible assets, net                         2,605,503      2,626,493
  Other assets                                     113,894        102,639
                                              ------------   ------------
Total assets                                  $  3,602,601   $  3,614,055
                                              ============   ============


LIABILITIES AND SHAREHOLDERS' EQUITY
   Current  liabilities
         Accounts payable                     $     75,258   $     66,247
         Accrued expenses                           84,942         99,396
         Other current liabilities                  58,155         49,999
                                              ------------   ------------
   Total current liabilities                       218,355        215,642

   Long-term debt                                1,270,900      1,441,200
   Deferred income taxes                           435,304        407,734
   Other liabilities                               114,271        136,249
   Total shareholders' equity                    1,563,771      1,413,230
                                              ------------   ------------
Total liabilities and shareholders' equity    $  3,602,601   $  3,614,055
                                              ============   ============

Note: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

INDUSTRY SEGMENT INFORMATION
BELO
In thousands (unaudited)

                                                                Three months ended December 31, 2003
                                  --------------------------------------------------------------------------------------------------
                                                                                    Operating
                                                                                      Costs
                                                                                   and Expenses
                                                                                      before
                                                     Operating      Depreciation    Depreciation
                                   Net Operating     Costs and          and             and        Earnings from
                                     Revenues        Expenses       Amortization    Amortization     Operations          EBITDA
                                  --------------   --------------  --------------  --------------  --------------    --------------
Television Group                  $      172,522   $      107,997  $       10,875  $       97,122  $       64,525    $       75,400
Newspaper Group                          203,499          159,302          11,831         147,471          44,197            56,028
Interactive Media                          7,113            8,815           1,032           7,783          (1,702)             (670)
Other                                      4,714            5,696             695           5,001            (982)             (287)
Corporate                                     --           13,529             952          12,577         (13,529)          (12,577)
                                  --------------   --------------  --------------  --------------  --------------    --------------
    Segment Total                 $      387,848   $      295,339  $       25,385  $      269,954  $       92,509           117,894
                                  ==============   ==============  ==============  ==============  ==============
Other Income (Expense), Net (1)                                                                                                (177)
                                                                                                                     --------------
Consolidated EBITDA (2)                                                                                                     117,717
Depreciation and Amortization                                                                                               (25,385)
Interest Expense                                                                                                            (23,002)
Income Taxes                                                                                                                (26,899)
                                                                                                                     --------------
Net Earnings                                                                                                         $       42,431
                                                                                                                     ==============

                                                               Three months ended December 31, 2002
                                  ------------------------------------------------------------------------------------------
                                                                                 Operating
                                                                                 Costs and
                                                                                 Expenses
                                                                                  before
                                      Net          Operating     Depreciation   Depreciation    Earnings
                                    Operating      Costs and         and            and           from
                                    Revenues        Expenses     Amortization   Amortization    Operations        EBITDA
                                  ------------    ------------   ------------   ------------   ------------    ------------
Television Group                  $    187,118    $    111,745   $     11,943   $     99,802   $     75,373    $     87,316
Newspaper Group                        196,881         156,749         12,173        144,576         40,132          52,305
Interactive Media                        5,623           8,842            890          7,952         (3,219)         (2,329)
Other                                    4,499           5,454            594          4,860           (955)           (361)
Corporate (3)                               --          12,281            879         11,402        (12,281)        (11,402)
                                  ------------    ------------   ------------   ------------   ------------    ------------
       Segment Total              $    394,121    $    295,071   $     26,479   $    268,592   $     99,050         125,529
                                  ============    ============   ============   ============   ============
Other Income (Expense), Net (1)                                                                                        (292)
                                                                                                               ------------
Consolidated EBITDA (2)                                                                                             125,237
Depreciation and Amortization                                                                                       (26,479)
Interest Expense                                                                                                    (24,429)
Income Taxes                                                                                                        (28,475)
                                                                                                               ------------
Net Earnings                                                                                                   $     45,854
                                                                                                               ============

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense). In the fourth quarter of 2003, other income (expense), net includes a gain of $1,796 on the sale of KENS-AM, Belo's radio station in San Antonio, Texas.

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company's results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Note 3: Corporate expense in 2002 includes a credit of $1,969 related to the curtailment of the Company's post-retirement medical program.

INDUSTRY SEGMENT INFORMATION
BELO
In thousands (unaudited)

                                                              Twelve months ended December 31, 2003
                                  ------------------------------------------------------------------------------------------
                                                                                 Operating
                                                                                 Costs and
                                                                                 Expenses
                                                                                  before
                                      Net          Operating     Depreciation   Depreciation    Earnings
                                    Operating      Costs and         and            and           from
                                    Revenues        Expenses     Amortization   Amortization    Operations        EBITDA
                                  ------------    ------------   ------------   ------------   ------------    ------------
Television Group                  $    646,666    $    421,311   $     42,890   $    378,421   $    225,355    $    268,245
Newspaper Group                        745,941         601,200         47,448        553,752        144,741         192,189
Interactive Media                       24,595          33,713          3,577         30,136         (9,118)         (5,541)
Other                                   18,809          21,898          2,600         19,298         (3,089)           (489)
Corporate                                   --          47,638          3,713         43,925        (47,638)        (43,925)
                                  ------------    ------------   ------------   ------------   ------------    ------------
      Segment Total               $  1,436,011    $  1,125,760   $    100,228   $  1,025,532   $    310,251         410,479
                                  ============    ============   ============   ============   ============
Other Income (Expense), Net (1)                                                                                      (7,181)
                                                                                                               ------------
Consolidated EBITDA(2)                                                                                              403,298
Depreciation and Amortization                                                                                      (100,228)
Interest Expense                                                                                                    (93,610)
Income Taxes                                                                                                        (80,935)
                                                                                                               ------------
Net Earnings                                                                                                   $    128,525
                                                                                                               ============

                                                              Twelve months ended December 31, 2002
                                    -----------------------------------------------------------------------------------------
                                                                                  Operating
                                                                                  Costs and
                                                                                   Expenses
                                                                                    before
                                        Net          Operating     Depreciation   Depreciation    Earnings
                                     Operating       Costs and         and            and           from
                                      Revenues        Expenses     Amortization   Amortization    Operations        EBITDA
                                    ------------    ------------   ------------   ------------   ------------    ------------
Television Group                    $    657,538    $    423,098   $     47,800   $    375,298   $    234,440    $    282,240
Newspaper Group                          733,631         587,863         48,472        539,391        145,768         194,240
Interactive Media                         19,472          33,683          3,473         30,210        (14,211)        (10,738)
Other                                     17,266          20,887          2,373         18,514         (3,621)         (1,248)
Corporate (3)                                 --          49,181          3,214         45,967        (49,181)        (45,967)
                                    ------------    ------------   ------------   ------------   ------------    ------------
      Segment Total                 $  1,427,907    $  1,114,712   $    105,332   $  1,009,380   $    313,195         418,527
                                    ============    ============   ============   ============   ============
Other Income (Expense), Net (1)                                                                                         5,045
                                                                                                                 ------------
Consolidated EBITDA(2)                                                                                                423,572
Depreciation and Amortization                                                                                        (105,332)
Interest Expense                                                                                                     (104,786)
Income Taxes                                                                                                          (82,328)
                                                                                                                 ------------
Net Earnings                                                                                                     $    131,126
                                                                                                                 ============

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense). For the twelve months ended December 31, 2003, other income (expense), net includes a gain of $1,796 on the sale of KENS-AM. For the twelve months ended December 31, 2002, other income (expense), net includes a credit of $ 4,787 related to the favorable resolution of certain contingencies from properties sold in December 2000 and a gain of $2,375 on the sale of the Company's interest in the Dallas Mavericks and American Airlines Center.

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company's results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Note 3: Corporate expense in 2002 includes a credit of $1,969 related to the curtailment of the Company's post-retirement medical program.